SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant /  /

Check the appropriate box:
/ / Preliminary Proxy Statement            / /   Confidential, for use of the
                                                 Commission only (as permitted
                                                 By Rule 14a-6(e) (2))

/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/x/ Soliciting Material Pursuant to Rule 14a-12


                              CB BANCSHARES, INC.

                (Name of Registrant As Specified In Its Charter)

        ________________________________________________________________

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:


(5)  Total fee paid:

         / / Fee paid previously with preliminary materials:

         ---------------------------------------------------------------------

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date filed:

CB BANCSHARES COMMENT ON THE APPLICATION OF CENTRAL PACIFIC FINANCIAL CORP. FOR PRIOR APPROVAL TO INITIATE AN EXCHANGE OFFER AND TO ACQUIRE CONTROL OF CB BANCSHARES, INC. PURSUANT TO SS.SS. 412:3-612(a)(1)-(2) OF THE HAWAII REVISED STATUTES, AS AMENDED


VIA HAND DELIVERY


Honorable Lynne H. Himeda
Acting Commissioner of Financial Institutions
Division of Financial Institutions
Department of Commerce & Consumer Affairs
State of Hawaii
1010 Richards Street
Honolulu, Hawaii  96813


                  Re: Application by Central Pacific Financial Corp.
                      Under Section 412:3-612(a)(1) and (2) of the
                      Hawaii Revised Statutes with respect to
                      CB Bancshares, Inc.
                      _____________________________________________


Dear Acting Commissioner Himeda:

                  We are writing to call your attention to certain of the numerous inadequacies in the information provided by Central Pacific Financial Corp. ("CPF") in its filings with you (the "Acting Commissioner") for your prior approval of CPF's proposed hostile exchange offer to acquire outstanding shares of CB Bancshares, Inc. ("CB Bancshares") and CPF's acquisition of control of CB Bancshares, pursuant to Sections 412:3-612(a)(1) and 412:3-612(a)(2) of the Hawaii Revised Statutes, as amended ("HRS").

                  On April 29, 2003 your office provided us with a copy of an application filed April 28, 2003 by CPF for prior approval of its proposed acquisition of at least 50.1% and up to 100% of the voting common stock of CB Bancshares under HRS Section 412:3-612(a)(1). By law, CB Bancshares is permitted at least until today to comment on that filing. On May 5, 2003, your office provided CB Bancshares with a copy of a revised application filed by CPF May 2, 2003 to seek prior approval, pursuant to HRS Section 412:3-612(a)(2), to commence an offer to acquire shares of CB Bancshares (collectively the "Application"). By law, CB Bancshares is permitted at least until May 1, 2003, to comment on that application, and we reserve the right to do so. However, we believe that you have all of the information you need to deny the Application.

                  In summary, CPF has not provided the Acting Commissioner with sufficient information to continue to process the Application. The Application is best described as "the emperor's new clothes."

                  There is, however, clear and compelling evidence to deny the Application, based on the needs of the community, the anti-competitive nature of this hostile transaction, the unfairness of the proposed acquisition to the depositors, customers and shareholders of CB Bancshares, and the lack of managerial capabilities and financial resources of CPF. Any one of these factors is sufficient to support denial.

                  In addition, the Application should be denied based upon CPF Chairman, President and CEO Clint Arnoldus' own words when speaking about the small and medium-size business sector: "the customer base wouldn't have another alternative to go to..."(1) The facts presented in the following comments support Mr. Arnoldus' statement. The answer is clear and easy: "Application denied." Any other result will not fulfill the legislative mandate and responsibilities of the Division of Financial Institutions.

                  In reviewing the Application to acquire control of a financial institution in Hawaii, the Acting Commissioner is required by statute to consider factors including managerial capabilities, financial resources, competitive consequences, convenience and needs of the communities to be served and whether the proposal is fair and reasonable to the depositors, beneficiaries, creditors, or shareholders of CB Bancshares or City Bank. The Acting Commissioner may also disapprove a proposed acquisition of control if the acquiring person has failed or refused to furnish information requested by the commissioner. HRS Section 412:3-612(e). Because of the greater risks posed by hostile transactions, it is appropriate to more closely scrutinize an application for approval of a hostile transaction than a routine, consensual transaction. It is the policy of a sister regulator, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), for example, to review applications for approval of unsolicited proposals under more rigorous standards.

-----------

(1) CPF Form 425 filed April 18, 2003 (Analyst Call Transcript), attached as Annex A, at pages 22-23.


                  As detailed in the attachment to this letter (the "Comment"), the initial Application is cursory and relies on conclusory and unsupported assertions. Indeed, CPF's filing is remarkably unresponsive and lacks information normally provided to banking regulators. Considering that CPF seeks the Acting Commissioner's sanction of its hostile attack, the Application can be described as profoundly inadequate.

                  We respectfully request that the Application be denied, returned to CPF, or CPF be required to remedy the defects in its Application. Alternatively, if CPF does not supplement its Application, based on the rudimentary nature of the information provided and in light of the risks inherent in its proposed hostile acquisition, we respectfully request that the Acting Commissioner find that CPF's request for approval of its proposal does not meet the requirements of HRS Sections 412:3-612(e) and should be denied.

                  As a substantive matter, CPF's filings raise serious doubt as to its access to the managerial and financial capacity to complete the proposed Exchange Offer on a hostile basis as well as successfully completing the integration of the two companies and managing the combined organization. Taking into account integration risk and cost, particularly in view of CPF's chosen contested approach, the Application's reliance on ambitious projections and assertions that are not well-founded or substantiated provides no basis for a favorable finding.

                  CPF has offered no detail at all in its Application regarding management's experience with mergers and plans to integrate the two companies, at best a risky proposition in a consensual deal, or to manage the combined company. In fact, based on a review of publicly available data, CPF has not completed an acquisition of another financial institution in the last 25 years, and in that time has acquired only two bank branches. Its CEO is very new to the organization and the banks' markets and has never previously been the CEO of a public bank, much less managed as a CEO the merger of two public banking organizations. The management, lacking merger experience, will be faced with the consolidation of another institution that would nearly double the size of CPF. To compound this all, CPF has chosen to proceed on a hostile basis which is recognized as a far riskier business proposition for the resulting institution than is the case for a consensual deal.

                  CPF's Application also raises fundamental financial concerns. Among others, CPF has not adequately demonstrated the financial capacity to effect the transaction, given the nearly 20% projected decline in the Tier 1 Leverage ratio of the combined organization, CPF's dependence upon placing additional trust preferred securities to keep the capital ratio from declining even further and the fact that its Exchange Offer could obligate it to proceed even if it has not raised the capital it needs to minimize the decline in capital ratios.

                  Additionally, if shareholders in any so-called "second step" merger exercise their right under Hawaii law to have the "fair value" of their shares paid in cash (an absolute right of the shareholders of CB Bancshares), CPF would be required to pay these shareholders an additional amount in cash exceeding $60 million. This would drastically reduce CPF's capital ratios to:
Tangible 5.5%, Tier 1 Leverage: 6.24%, Tier 1 Risk-Weighted: 8.00%. CPF does not appear to have anticipated this possibility, much less provided an analysis of the impact of such a payment. This is a risk that no regulator should allow a financial institution to ignore or underestimate.

                  CPF has neither specified nor established the bases for its sweeping claims of alleged merger benefits to CPF and CB Bancshares shareholders and to the communities served by the banks. Moreover, the relevant facts and data that CPF has chosen to omit from its Application, as well as CPF's own statements, demonstrate that the proposed acquisition will produce significant anticompetitive effects and result in a serious loss of service and convenience to the communities served. Specifically, available data indicate that the proposed acquisition of CB Bancshares by CPF will have a substantial adverse competitive effect on business banking services provided to small and medium-sized businesses, particularly commercial and commercial real estate lending. These data are conspicuously absent from CPF's Application, which relies exclusively on deposits as a measure of the competitive impact of the proposed acquisition. CPF simply ignores the more relevant, but unfavorable, data relating to commercial lending.

                  In addition, the proposed acquisition will harm competition by eliminating the vigorous competition between CPF and CB Bancshares, CPF's closest competitive rival. CPF's own statements repeatedly acknowledge the closeness of competition between it and CB Bancshares, and CPF even concedes the absence of other acceptable competitive alternatives for CPF and CB Bancshares' core constituency of small and medium-sized Hawaii businesses and consumers. Indeed, in an "Open Letter" advertised in Hawaii newspapers today, CPF once again acknowledged that "[b]oth banks were founded for the same purpose and continue to serve the same market."(2) CPF is apparently incapable of grasping the fact that the customers comprising this market deserve a choice and deserve to continue to be served by these two banks. The loss of competition from the elimination of CB Bancshares as CPF's closest competitive rival will undoubtedly harm this core constituency and result in reduced services and branch locations, thereby undermining the convenience, needs and advantage of the affected communities.

                  CPF has had ample time to prepare an adequate application. CPF formally announced its takeover attempt on April 16, 2003.(3) CPF, however, has been contemplating this hostile takeover attempt at least since before March 17, 2003 when CPF representatives visited CB Bancshares' offices to present an offer letter, and we believe has been planning this for more than a year. The inadequacy of the Application suggests that either CPF is not prepared to have the Acting Commissioner or the Federal Reserve closely scrutinize its hostile takeover attempt or, as is demonstrated by its limited disclosure in filings with the Securities and Exchange Commission, CPF truly has not yet worked through the numerous competitive, financial, managerial and public benefits issues that must be resolved. CPF defends that its inchoate plan is the result of projections hobbled by CPF lacking the opportunity to conduct due diligence review of CB Bancshares' private records. However, CPF has created this problem through its own decision to prosecute an application to acquire control of CB Bancshares on a non-consensual basis, a problem it should not be permitted to compound by forcing agency consideration of an underspecified and inadequate proposal.

--------

(2) See An Open Letter to Shareholders, Customers and the People of Hawaii, May 9, 2003, available at www.cpbi.com.

(3)      See Application, p. 3-4.


                  The lack of relevant detail may be due to CPF's expectation that CB Bancshares would agree to the transaction. CPF's announced in its Amended Registration Statement on Form S-4, (attached as Annex B hereto and filed with the Securities and Exchange Commission ("SEC")), and through a statement made by CPF CEO Mr. Clint Arnoldus in an analyst call on April 17, 2003, that following conversations with your office and other regulators, CPF expects easily to receive the requisite regulatory approvals in respect of its Exchange Offer.(4) This expectation is unrealistic and imprudent given the hostile nature of CPF's takeover attempt, the inadequacy of the information in the Application, the significant concentration of the Hawaii banking market, and the substantial reduction of banking services to consumers in Hawaii that would result from the proposed transaction.

                  CB BANCSHARES REQUESTS - We respectfully request that the Application be denied. If you decide not to do so, you should return the Application as incomplete or, at a minimum, require that CPF provide at least the additional information outlined in the Comment attachment to this letter. The information in the Comment is the minimum information that we, after preliminary review of the public portions of the Application, believe CPF must provide.

--------

(4) See CPF Form 425 filed April 18, 2003 (Analyst Call Transcript), attached as Annex A, at page 33.


                  Given the brief period of time and the lack of most of the information that is key to the relevant statutory standards, we hereby request an extension of time beyond those dates to enable CB Bancshares to evaluate such information as CPF will be required to provide to address the inadequacies of its filings to at least May 30, or such longer period as may be required if CPF is not forthcoming with adequate information, to permit an informed response to the Application.(5) We respectfully request that we be considered a party to the Application and that we receive expeditiously copies of all filings that CPF may make in respect thereof. In light of the inadequacies of the Application and the evidence that we believe exists that contradicts CPF's claims about many issues, including the impact on the consumers and communities that CPF and CB Bancshares serve, we also request that the Acting Commissioner hold an informational hearing, pursuant to HRS Section 412:3-612(d), to review the sufficiency of CPF's proposal and to require CPF to explain how it imagines it can avoid the demonstrably negative impact of its hostile transaction on the community and Hawaii.

                  In addition, CPF has requested confidential treatment of essential portions of its filings before the Acting Commissioner. This limits CB Bancshares' ability to address the substance of the proposed transaction. The information in the public portions of CPF's submission is so meager that we can only conclude that the information in the confidential portion of CPF's Application might be extensive. Given CPF's lack of response to a wide range of matters of compelling public interest regarding the proposed transaction, it is reasonable to conclude that much of the information for which CPF has requested confidential treatment either is already or should properly be public. We request that the Acting Commissioner provide us with copies of the confidential portions of the filings by CPF, so that as a party interested in the outcome of the Acting Commissioner's decision, CB Bancshares may meaningfully evaluate and comment upon CPF's entire proposal through a process that is fair and effective. (See HRS Sections 412:3-612(e)(5)-(6)) At a minimum, we respectfully request that the Acting Commissioner provide for our review those portions of the filed material subject to CPF's confidential treatment request that pertain to key aspects of the proposed transaction relevant to the statutory factors and standards governing the Acting Commissioner's review.

--------

(5) May 30 has also been established by the Federal Reserve as the end of a comment period established for the parallel application filed by CPF with the Federal Reserve for prior approval of the transaction under the Bank Holding Company Act of 1956.


                  We appreciate your consideration of the matters discussed in this letter, the Attachment and annexes submitted with this letter. Please call the undersigned, at 808-539-8700, if we can be of any further assistance.

                               Very truly yours,


                               /s/ Clifford K. Higa
                               Clifford K. Higa
                                   for
                               KOBAYASHI, SUGITA & GODA


(Attachment)

cc:      CB Bancshares, Inc.

         Patrick Weiss
         Manager of Applications
         Domestic Banking Applications Division
         Federal Reserve Bank of San Francisco

         Nancy E. Hall
         Regional Director
         Federal Deposit Insurance Corporation

________________________________________________________________________

                          CB Bancshares, Inc. Comment

                                     dated

                                  May 9, 2003

                             On the Application of

                        Central Pacific Financial Corp.

  For Prior Approval to Initiate an Exchange Offer and to Acquire Control of

                              CB Bancshares, Inc.

                    Pursuant to ss.ss. 412:3-612(a)(1)-(2)

                  of the Hawaii Revised Statutes, as Amended


________________________________________________________________________

                             CB BANCSHARES COMMENT
                             ON THE APPLICATION OF
                        CENTRAL PACIFIC FINANCIAL CORP.
                             FOR PRIOR APPROVAL TO
             INITIATE AN EXCHANGE OFFER AND TO ACQUIRE CONTROL OF
                              CB BANCSHARES, INC.
                    PURSUANT TO SS.SS. 412:3-612(a)(1)-(2)
                                    OF THE
                      HAWAII REVISED STATUTES, AS AMENDED

                               TABLE OF CONTENTS

                                                                                                                        Page
1.       Hostile Transactions Receive Strict Scrutiny from Bank Regulators, and CPF's Application Fails to Provide the Minimum Information Required......................................................................2

2.       CPF Has Not Demonstrated that CPF Has the Necessary Managerial Experience and Resources..........................5

         (a)      CPF Has No Relevant Managerial Experience...............................................................5

         (b)      CPF's Application Has Not Demonstrated Sufficient Managerial Resources or a Management Plan ............7

3.       CPF Has Not Demonstrated Financial Resources Sufficient to Consummate a Hostile Transaction......................8

         (a)      CPF Failed to Specify the Nature or Amount of Any Cost Savings..........................................9

         (b)      Pro Forma Capital of the Combined Organization  Will Be Significantly Decreased........................10

         (c)      CPF's Pro Forma Financial Information Does Not Account for Divestitures That Are
                  Likely to Be Required..................................................................................11

4.       CPF Has Not Articulated the Specific Transaction for Which it Seeks Approval From the
         Acting Commissioner ............................................................................................12



                                       i


5.       CPF's Hostile Acquisition Would Significantly Reduce Competition and Would Violate Hawaii
         and Federal Anti-Trust Law......................................................................................13

         (a)      The Proposed Transaction Will Produce Substantial Adverse Competitive Effects..........................14

                  (1)      The Proposed Acquisition Will Significantly Reduce Competition for Commercial Loans...........15

                  (2)      The Proposed Transaction Harms Competition  By Eliminating CPF's Closest Competitor...........26

6.       CPF Has Not Demonstrated that the Proposed Transaction Will Promote the Convenience, Needs and
         Advantage of the General Public or the Communities to be Served.................................................28

         (a)      The Proposed Transaction Will Undermine the Convenience and Needs of Hawaiian Communities in which
                  CB Bancshares Operates.................................................................................29

         (b)      CPF's Claimed "Synergies" Are Nothing More than Branch Closings and Lay-offs...........................32

         (c)      CPF's Poor Record of Lending Within Hawaii -- Evidenced By Central Pacific's Extraordinarily Low
                  Community Reinvestment Act ("CRA") Lending Rating -- Provides Additional Proof that the
                  Application Fails the "Convenience and Needs" Standard.................................................33

7.       CPF Has Not Submitted Information Upon Which the Commissioner Could Determine that the
         Proposed Transaction is Fair and Reasonable to CB Bancshares' Depositors, Beneficiaries,
         Creditors or Shareholders.......................................................................................35

8.       Conclusion......................................................................................................35




                                      ii




Annexes

Annex A -         CPF Form 425 filed April 18, 2003 (Analyst Call Transcript)

Annex B -         Amended Registration Statement on Form S-4 filed with the SEC May 5, 2003

Annex C -         CPF Preliminary Proxy Statement on Schedule 14A, dated May 5, 2003

Annex D -         City Bank Press Release dated May 5, 2003

                          CB BANCSHARES, INC. COMMENT
                             ON THE APPLICATION OF
                        CENTRAL PACIFIC FINANCIAL CORP.
        FOR PRIOR APPROVAL TO INITIATE AN EXCHANGE OFFER AND TO ACQUIRE
                              CB BANCSHARES, INC.
            PURSUANT TO SECTIONS 412:3-612(a)(1) AND 412:3-612(a)(2)
                                     OF THE
                      HAWAII REVISED STATUTES, AS AMENDED(1)


                  On April 28, 2003, Central Pacific Financial Corp. ("CPF") filed an application with the Division of Financial Institutions of the Hawaii Department of Commerce and Consumer Affairs for prior approval of its proposed hostile acquisition (the "Acquisition") of at least 50.1% and up to 100% of the voting common stock of CB Bancshares, Inc. ("CB Bancshares") under Section 412:3-612(a)(1) of the Hawaii Revised Statutes, as amended ("HRS"). Also on April 28, 2003, CPF filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed offer (the "Exchange Offer") to acquire up to 100% of the outstanding shares of common stock of CB Bancshares for a combination of cash and CPF common stock. On May 2, 2003, in response to certain comments to the initial application made on behalf of CB Bancshares, CPF amended its initial application to seek the required prior approval, pursuant to HRS Section 412:3-612(a)(2), to commence the Exchange Offer (together with the application under HRS Section 412:3-612(a)(1), the "Application").

                  On May 4, 2003, the CB Bancshares Board of Directors announced that, after careful review and consideration, it had rejected CPF's acquisition proposal and, consistent with this decision, to recommend a vote against CPF's proposal to approve its acquisition of over 50% of the outstanding shares of CB Bancshares at the special meeting of CB Bancshares shareholders to be held on May 28, 2003 (the "Special Meeting"). Despite that



--------

(1) Capitalized terms used but not otherwise defined in this Attachment have the meanings ascribed to such terms in the May 9, 2003 cover letter to this Attachment.

decision, CPF announced promptly thereafter that it intended to proceed with its proposal.

1. HOSTILE TRANSACTIONS RECEIVE STRICT SCRUTINY FROM BANK REGULATORS, AND CPF'S APPLICATION FAILS TO PROVIDE THE MINIMUM INFORMATION REQUIRED

                  The acting commissioner of the Division of Financial Institutions (the "Acting Commissioner") is required by statute to consider factors similar to those set forth in the Bank Holding Company Act when reviewing an application to make an offer for, or to acquire control of, a financial institution in Hawaii. Such factors include whether:

         o The proposed acquisition will substantially lessen competition or tend to create a monopoly or restraint of trade in the relevant markets, such that the anti-competitive effects are not clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the communities served;

         o The proposal is fair and reasonable to the depositors, beneficiaries, creditors, or shareholders of CB Bancshares or City Bank.

         o It would not be in the interest of CB Bancshares' depositors, beneficiaries, creditors, shareholders or the public to permit the proposed acquisition based on the experience, character and integrity of CPF management;

         o CPF's financial condition might jeopardize the safety and soundness of CB Bancshares or City Bank or prejudice the interests of the depositors, beneficiaries, creditors, or shareholders of CB Bancshares or City Bank;

         o The proposed acquisition will not promote the convenience, needs, and advantage of the general public, particularly in the community served by CB Bancshares and City Bank; and

         o The acquiring person has failed or refused to furnish information requested by the commissioner. HRS Section 412:3-612(e)

                  The Application fails to address issues that Hawaii law requires the Acting Commissioner to evaluate before acting upon the application. To the extent those issues are discussed, the Application fails to provide any support for CPF's generalized assertions. In light of the inadequacy of the information provided by CPF to the Acting Commissioner, CB

Bancshares submits that the Application should be denied. Alternatively, the application should be returned as incomplete and inadequate or CPF must be required to provide substantial additional information to support its unsubstantiated claims and assertions which CPF attempts to pass off as a completed application.

                  CPF's Application to seek prior approval for its hostile Exchange Offer and the Acquisition requires even closer scrutiny than one that would involve a consensual transaction because of the substantially greater risk posed to the two financial institutions involved and the communities served by these financial institutions. This risk has been recognized by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), a sister regulator to the Division of Financial Institutions, which reviews applications for approval under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act") and has established a more rigorous standard applicable to contested ("hostile") transactions. In its Bank of New York decision, the Federal Reserve carefully explained:

         The [Federal Reserve] is mindful of the potential contested situations may pose for adverse effects on the financial and managerial resources of the company to be acquired as well as with respect to the acquiring organization. Thus, in the case of applications involving contested acquisitions . . . the [Federal Reserve] pays special attention to assuring that the statutory criteria are met. The [Federal Reserve] will also take into account the potential for adverse effects on bank safety and soundness in the event that a contested situation is prolonged.(2)

                  Thus, even if CPF's Exchange Offer or Acquisition would otherwise meet the standards set forth in the Bank Holding Company Act and items (1) through (4) and item (6) of HRS Section 412:3-612(e), under HRS
Section 412:3-612(e)(5), which it does not, the Acting Commissioner may deny approval for the Exchange Offer or the Acquisition if she finds that the Exchange Offer or the Acquisition is not fair and reasonable to interested parties, depositors, beneficiaries, creditors or shareholders of CB Bancshares or City Bank. Given that the transaction substantially reduces competition in

--------

(2)    The Bank of New York Company, Inc., 74 Fed. Res. Bull. 257, 259
       (1988).

the markets served by both CB Bancshares and CPF and reduces branches available to the combined customers and communities of the banks when combined with the inherently high risk in a hostile acquisition, and the lack of facts presented by CPF's Application supporting the statutory standards, including the fairness of the proposed transaction, it is clear that CPF'S APPLICATION DOES NOT MEET MINIMUM LEGAL REQUIREMENTS.

                  CPF's Application lacks detail, contains vague statements and conceals by way of its confidential submission and its unsupported statements what may be key facts relevant to the impact of the Exchange Offer and the Acquisition. These facts must be made public in order for CB Bancshares and other members of the community to evaluate and comment on whether the proposed transaction meets relevant statutory standards.

                  Throughout the Application, CPF reiterates that information either cannot be provided or may be subject to material change because CPF has been unable to conduct a due diligence review of CB Bancshares. This has never been an acceptable standard for review of any transaction subject to regulatory review, especially one involving an application for approval of a nonconsensual acquisition of control. CPF has voluntarily placed itself in such position by undertaking its hostile attack. As such, CPF's conduct is no excuse for an application materially deficient in required information. Moreover, there are numerous areas in which CPF could have provided information, but has failed to do so.

                  CPF has used generalizations to gloss over the fact of its inability to file a complete application. CPF fails to address the significant risks posed by a hostile acquisition, particularly in terms of plans to integrate the two companies and banks, the financial integrity of the resulting institution, how CPF expects to realize cost savings, future prospects of the resulting institution, and impact on the local communities served by the banks. The Acting Commissioner must deny the Application or, in the alternative, require CPF to provide a detailed explanation of the effects of, and its plans to address, such risks and issues.

2. CPF HAS NOT DEMONSTRATED THAT CPF HAS THE NECESSARY MANAGERIAL EXPERIENCE AND RESOURCES

         (A)      CPF HAS NO RELEVANT MANAGERIAL EXPERIENCE

                  First, CPF has no deal experience. A review of the publicly available information reveals that CPF's only acquisitions during the last 25 years were the purchases of two branches, and CPF has purchased no banks or thrifts during that time. These prior branch purchases cannot possibly provide the requisite experience necessary to satisfy the statutory requirement in light of the hostile nature of CPF's proposed transaction. While the skills involved in operating and organically growing a banking business are significant, regulators are keenly aware that mergers are extremely challenging at best, and without previous experience, perilous and hostile transactions are significantly more difficult.

                  Second, prior to his current position at CPF, CPF's Chairman, President and Chief Executive Officer, Clint Arnoldus, had never been the chief executive officer ("CEO") of a public financial organization. Additionally, Mr. Arnoldus has never confronted the challenge of managing a merger as the CEO of a public company, and he has only been with CPF for approximately one year. While Mr. Arnoldus, if supported by an executive team with mergers and acquisition experience, might be expected to manage a consensual transaction, a CEO new to the institution and the market, with no experienced internal staff support, can hardly be considered able to lead a management team through the risks of managing a merger of public companies. The public is well aware of and the Acting Commissioner should take note of Mr. Arnoldus' lack of knowledge of the local market. Some of his statements and actions are even the subject of cartoons in the local press.

                  Third, the transaction for which CPF seeks prior approval would not be a mere incremental increase in the size of CPF, its management and its systems. The proposed transaction nearly doubles the size of CPF. While mergers of any size present challenges, those that double the size of an existing institution present special challenges that can easily overwhelm even a management team experienced in mergers, which the CPF team is not.

                  Fourth, as the Federal Reserve concluded long ago, contested acquisitions pose special challenges even to experienced institutions, and the examination of such acquisitions requires special caution by regulators who are responsible for the continued safe and sound operation of the institution or institutions and their provision of service to the communities in which they operate. We ask the Acting Commissioner to consider the Wells Fargo-First Interstate experience.

                  Finally, while any one of these factors would be cause enough for concern in a merger, the combination of all of these issues in the context of a hostile transaction presents a regulatory risk that is substantially greater than that of a consensual ordinary transaction. Such risk deserves a significantly more careful review, and warrants the Acting Commissioner to conduct a probing and detailed examination of CPF's current management strength and plans for the execution of the proposed transaction and the management of the proposed combined organization.

                  In addition, while CPF claims that its proposed business combination results in a better, locally-managed bank, this claim seems weak after considering the fact that the only specific information offered by CPF about its post-merger management intentions is that Mr. Arnoldus will run the combined entity. (See Letter dated April 15 from Clint Arnoldus to Ronald Migita in S-4, at 26). It must be noted that Mr. Arnoldus, who raised the local cultural issue in the first instance, has himself only recently relocated to Hawaii. Additionally, Mr. Arnoldus has not attempted to explain why his perspective or expertise offers local familiarity or sensitivity. Indeed, if Mr. Arnoldus' aggressive and impatient actions and communications are any indication, we respectfully offer that Mr. Arnoldus does not appear to have learned a great deal about Hawaii in the time he has spent here. Reliance on his judgment does not bode well for CPF's future or the future of the combined organization if CPF were succeed in its hostile takeover attempt.

(B) CPF'S APPLICATION HAS NOT DEMONSTRATED SUFFICIENT MANAGERIAL RESOURCES OR A MANAGEMENT PLAN

                  CPF's application fails to provide information regarding its own management expertise, especially in the context of the significantly larger company that will emerge if it succeeds in acquiring CB Bancshares. As discussed above, CPF blindly relies on its past experience that is not merger-related and makes unsubstantiated assertions, without providing a basis to believe that such experience is relevant to future performance. In the event that the Application is not rejected outright, CPF should be required, in light of this lack of description, to identify and discuss the experience of each executive who will be responsible for executing the proposed transaction and the basis for promoting reliance on such executive's skill and judgment.

                  Further, CPF has failed to address the issue of retention of CB Bancshares employees, including senior management and key personnel. The issues raised by such a glaring omission are only exacerbated when considering the hostile character of CPF's proposal and the related risk of failing to attract or retain key personnel needed to guide the combined entity through the precarious and vulnerable integration period. (See S-4 p.10)

                  Hostile takeovers historically have resulted in dramatically higher execution and integration risks than consensual transactions, which preserve and combine the management talents of both organizations. Hostile takeovers have demonstrably harmed institutions that have not successfully managed their integration and post-merger operations. Systems and operations integration, when combined with branch closings and layoffs, can result in customer disruption and dissatisfaction. In recent banking industry experience, such disruption and dissatisfaction has the very high probability of causing additional revenue run-off from operations of the combined entity. In the event that the Application is not rejected outright, CPF should be required to submit details on its plans to manage the risks associated with a combination of CB Bancshares' and CPF's operations.

                  CPF should also be required to explain in what fashion it would manage each institution in the event that it accomplishes only a partial acquisition of CB Bancshares. In view of the range of share acquisition percentages for which CPF seeks approval, there would be no basis to act on an application to acquire less than all of the shares of CB Bancshares without such an explanation.

                  CPF's public descriptions of the benefits of the transaction rely upon cost savings and other financial benefits as well as community benefits that assume the prompt merger of the two subsidiary banks. In light of CPF's failure to simultaneously seek the approval of the FDIC to merge the two banks, if the Application is not rejected CPF should either explain its management plan for the company and the banks if such merger cannot be promptly effected, or promptly seek such approval from the Acting Commissioner and the FDIC. Certainly no cost savings projections can be accepted as credible at this point because the application for the bank merger has not even been filed.

3. CPF HAS NOT DEMONSTRATED FINANCIAL RESOURCES SUFFICIENT TO CONSUMMATE A HOSTILE TRANSACTION

                  CPF has not demonstrated that it has the financial resources sufficient to satisfy the requirements of HRS Section 412:3-612(e)(4). The proposed transaction would result in a significant decline in the combined companies' capital ratios, despite the general requirement that acquisitions, especially hostile transactions, be undertaken only by well-capitalized institutions. In fact, in the transaction proposed by CPF, capital could be reduced by more than $60 million. CPF proposes a two-step transaction. In step one, they would attempt to acquire 75% of the outstanding shares for 1.7233 shares of CPF common stock and $19.09 cash for each share of CB Bancshares common stock. In step two, CPF says that it will offer the same consideration in a merger; however, CB Bancshares shareholders have an absolute right under Hawaii law to exercise dissenters' rights in the merger and receive payment of the fair value of their shares instead. This is a substantial risk to the capital levels shown by CPF. The proposed transaction is also based on unsubstantiated cost savings which, to the extent any cost savings are possible, are entirely dependent upon the prompt and successful acquisition of CB Bancshares by CPF and the integration of the two companies and their subsidiary banks.

      (A)         CPF FAILED TO SPECIFY THE NATURE OR AMOUNT OF ANY COST
                  SAVINGS

                  CPF's contention that its acquisition of CB Bancshares will allow it to realize $16 million in annual cost savings, and an unspecified dollar amount of "efficiencies," is simply implausible. Not only are the efficiencies CPF promises speculative and ill-defined, but in all likelihood they are also illusory. For example, while CPF claims that the proposed transaction will provide "both immediate and long-term increased earnings for all CPF shareholders, including the former CB Bancshares shareholders, from the increased lending capacity, operational efficiencies, and broader responsiveness to local community needs that will result from combining the two institutions' banking operations,"(3) the Application is devoid of any explanation as to how such efficiencies will be found (with the notable exception of CPF's plan to close ten bank branches) or how the efficiencies should be quantified.

                  These omissions are critical. Overwhelming empirical evidence shows that commercial bank mergers rarely yield the type of cost savings claimed by CPF. Numerous studies have shown that any hopes that commercial banks may have regarding lower costs, improved efficiencies and increased shareholder value are usually ill-founded. Indeed, a recent comprehensive survey of the impact of consolidation in the financial sector concluded that "the empirical evidence suggests that commercial bank M&As do not significantly improve cost and profit efficiency and, on average, do not generate significant shareholder value."(4) In light of this empirical analysis, vague claims of promised savings and efficiencies such as CPF's are not credible, and should be ignored.

--------

(3) CPF's Form FR Y-3 Application and Form FR Notice for Prior Approval to Acquire Control of CB Bancshares, Inc. and its Subsidiaries, filed with the Federal Reserve Bank of San Francisco on April 28, 2003, "Introductory Statement," at p. 6.

(4)      Dean Amel, Colleen Barnes, Fabio Panetta and Carmelo Salleo
         (2002),"Consolidation and Efficiency in the Financial Sector: A Review of the International Evidence," Board of Governors of the Federal Reserve System Finance and Economics Discussion Series paper 2002-47, August 2002, at p. 23.

                  CPF acknowledges that the projected cost savings are unreliable because they are not based on a full due diligence review. CPF should display pro forma projections reflecting a range of possible cost, expense and capital profiles, which reflect alternate sets of assumptions regarding CB Bancshares and the proposed transaction. Regardless of its self-induced limitations, CPF must provide detailed support for its claimed cost savings.

                  In addition, CPF has failed to discuss the financial and capital consequences of CB Bancshares' shareholder rights plan for CPF's hostile transaction. CPF acknowledges that the CB Bancshares rights agreement "could make the proposed CB Bancshares Acquisition prohibitive" but cryptically explains only that it is "prepared to initiate or participate in actions as a shareholder of CB Bancshares" and "take other action" to resolve this.(5) In prior contested transactions, the Federal Reserve has required applicants to make explicit their plans for addressing this important and potentially costly issue.(6)

                  If the Application is not rejected, provision of this information should be a prerequisite to the Acting Commissioner's evaluation of the entirety of each of the Exchange Offer and the Acquisition, including the safety and soundness of the subsidiary banking institution that would result in the event that CPF's hostile acquisition is consummated.

         (B) PRO FORMA CAPITAL OF THE COMBINED ORGANIZATION WILL BE SIGNIFICANTLY DECREASED

                  CPF's proposal to acquire CB Bancshares fails to enhance the financial strength of the combined company. On the contrary, as described by CPF it would cause capital to decline significantly from pre-merger levels.

--------

(5)      Application, p. 9.

(6)      See  The Bank of New York Company, Inc. at 269-270.

The merger of CPF and CB Bancshares which have nearly identical Tier 1
Leverage capital ratios would cause that key ratio to decline by nearly 20%.(7) Capital is a key regulatory requirement for institutions contemplating growth by acquisition. The Federal Reserve has noted that:

         In evaluating financial factors in expansion proposal by banking organizations, the [Federal Reserve] consistently has considered capital adequacy to be especially important. The [Federal Reserve] expects banking organizations contemplating expansion to maintain strong capital level substantially in excess of the minimum level specified in the [Federal Reserve's] Capital Adequacy Guidelines. Strong capital is particularly important in proposal that involve higher transaction costs or risks, such as proposal that are opposed by the management of the target institution.(8)

                  Compounding this significant decline in capital is the dependence of CPF's proposal on its success in raising additional trust preferred capital in an attempt to prevent the resulting capital ratio from falling yet further. CPF fails to provide adequate detail regarding its plans to raise such capital. Because the Exchange Offer does not appear to be conditioned on raising such capital, CPF could be legally obligated to proceed with the Exchange Offer even if it were not able to raise the capital that provides the basis for CPF's financial proposal in the Application.

         (C) CPF'S PRO FORMA FINANCIAL INFORMATION DOES NOT ACCOUNT FOR DIVESTITURES THAT ARE LIKELY TO BE REQUIRED

                  While the pro forma financial statements submitted in connection with the Application are not within the public portion of the filing, CPF's assertion that the Exchange Offer and Acquisition will not be anti-competitive suggests that CPF's financial submission has not taken into account the financial impact that divestitures of portions of key CPF and CB businesses, such as small business loan assets and customer accounts, will have on the combined company. As set forth below, such divestitures are likely and will have a direct impact upon the combined company's pro forma earnings and ability to grow retained earnings to support capital needs.

--------

(7) CPF and CB have a Tier 1 Leverage ratio of 9.03% and 8.99%, respectively, and as projected by CPF, the resulting organization's capital would decline to 7.35%.

(8)     North Fork Bancorporation, 86 Fed. Res. Bull. 767 at p. 768 (2000).

4. CPF HAS NOT ARTICULATED THE SPECIFIC TRANSACTION FOR WHICH IT SEEKS APPROVAL FROM THE ACTING COMMISSIONER

                  It appears that CPF is seeking at least two approvals: (1) approval to acquire at least 50.1% of CB Bancshares and (2) approval to acquire all of CB Bancshares. In addition, the Exchange Offer is conditioned upon sufficient tenders so that CPF would own 75% of CB Bancshares after completion of the Exchange Offer. CPF must articulate its exact intention and must resolve the contradictions inherent in the two or three approvals it appears to be seeking. If CPF is applying for approval to acquire some amount less than 100% of CB Bancshares, it should clearly state so. Indeed, the fact that CPF has filed the Exchange Offer, which by its terms could result in less than 100% ownership of CB Bancshares by CPF should all CB Bancshares stockholders not tender into the Exchange Offer, indicates that it is applying to acquire less than 100% of CB Bancshares. If it is not applying for approval to, and has no intention to, acquire less than 100% of CB Bancshares, than the filing of the Exchange Offer could be considered to be a fraud on the market by CPF. Nevertheless, if this is indeed the case, CPF must state so clearly in the Application, and must also acknowledge that it will not acquire less than 100% of CB Bancshares.

                  Moreover, if CPF is seeking to acquire some amount less than 100% of CB Bancshares, this fact raises a host of issues that CPF has not even begun to address adequately. For example, how will CPF actually be in a position to control CB Bancshares if it were to acquire less than 100% of the outstanding shares? Under CB Bancshares' organizational document, CPF would not be able to remove and replace the CB Bancshares Board without cause. Furthermore, how would CPF be in a position to complete either a second-step merger or the merger of the bank subsidiaries upon which the tax-free nature of the transaction and the cost savings projected by CPF will depend? How will CPF deal with the CB Bancshares rights plan on a non-consensual basis? CPF's responses to these questions are either non-existent or vague and ambivalent at best.

                  CPF's financial presentations and no doubt its pro forma financial information which has been filed with the Acting Commissioner on a confidential basis and is not publicly available, all assume that CPF acquires 100% of CB Bancshares and achieves its cost savings through a merger of the bank subsidiaries. But CPF has provided absolutely NO BASIS OR EXPLANATION for how it would be able to accomplish any of this through the acquisition of less than 100% of CB Bancshares on a non-consensual basis. Were CPF to acquire less than 100% of CB Bancshares and be unable to complete a second-step transaction, the resulting instability and uncertainty could be chaotic for both institutions

                  CPF's Application and the alleged financial merits of the proposed transaction it describes presupposes a combination of the two banks' depository subsidiaries. The financial results (including cost savings) and benefits of the proposal reflected in CPF's public documents, including its filings with the SEC of the Proxy Statement on Schedule 14A dated May 5, 2003 (the "CPF Proxy Statement") and the Registration Statement on Form S-4 dated April 28, 2003, as amended on May 5, 2003 (the "S-4"), are apparently derived from full integration of CB and CPF. However, CPF has not yet even filed the requisite application with the FDIC for the approval necessary to complete the merger of the banks. In order to support its claims of cost savings, CPF should explain in detail its timing and plans for the combination of the entities, its timing and plans if the entities are not permitted to combine, and its timing and plans for the interim period until the entities can reasonably be expected to combine. CPF must also provide pro forma financial information reflecting the financial consequences of such a delay, as well as pro forma financial information reflecting the financial consequences of running each entity separately.



5. CPF'S HOSTILE ACQUISITION WOULD SIGNIFICANTLY REDUCE COMPETITION AND WOULD VIOLATE HAWAII AND FEDERAL ANTI-TRUST LAW

                  The application by CPF to acquire control of CB Bancshares should be rejected because the proposed acquisition will produce substantial adverse competitive effects in the affected markets. As discussed more fully below, the proposed acquisition will result in fewer bank branches, lost jobs and the elimination of significant competition for important banking services in several banking markets in Hawaii and throughout the state. The indisputable facts confirm that CPF's proposed acquisition would fail to satisfy the convenience and needs and competition standards of HRS Section 412:3-612(e), as well as Hawaii and federal antitrust law, and should not be permitted to proceed.

         (A) THE PROPOSED TRANSACTION WILL PRODUCE SUBSTANTIAL ADVERSE COMPETITIVE EFFECTS

                  The Application of CPF to acquire CB Bancshares also should be denied because it will substantially lessen competition in various banking markets in the State of Hawaii and the communities thereof, thereby failing to meet the competitive standard set forth in HRS Section 412: 3-612(e) and in violation of the applicable state and federal antitrust laws, HRS Section 480-7 and Section 7 of the Clayton Act, 15 U.S.C. ss.18.

                  As will be discussed fully below, available data relating to commercial and industrial loans ("C&I loans") and commercial real estate loans ("CRE loans") made to small and medium-sized businesses in Hawaii - data which are conspicuously absent from CPF's Application - indicate that the proposed acquisition of CB Bancshares by CPF will have a substantial adverse competitive effect on business banking services provided to small and medium-sized businesses, particularly commercial and commercial real estate lending. CPF's limited discussion of competitive effects, which relies exclusively on deposits as the measure of such an effect, unpardonably ignores any analysis of the impact that the proposed acquisition would have on competition in these areas.

                  In addition, CPF's proposed acquisition will eliminate the vigorous competition that exists between it and CB Bancshares, its closest competitive rival. The competition that currently exists between CPF and CB Bancshares - but which will be lost if the proposed transaction is permitted - benefits, in particular, small and medium-sized Hawaii businesses and consumers. Unlike many of the other financial institutions in Hawaii, they are a core constituency on which both CPF and CB Bancshares focus. The loss of this close competition between CPF and CB Bancshares will undoubtedly harm this core constituency, as explained further below.

                  (1) THE PROPOSED ACQUISITION WILL SIGNIFICANTLY REDUCE COMPETITION FOR COMMERCIAL LOANS

                  The proposed acquisition of CB Bancshares by CPF will reduce competition for commercial and industrial loans ("C&I loans") and commercial real estate loans ("CRE loans") made to small and medium-sized businesses in Hawaii. A review of available business loan origination and outstanding balances data makes this conclusion unavoidable.

                  The Antitrust Division of the United States Department of Justice (the "DOJ") recognized long ago that few competitive alternatives exist for small and medium-sized businesses in Hawaii, particularly for C&I loans, for which few substitutes exist and which few depository institutions other than commercial banks offer.(9) Specifically, when the DOJ challenged First Hawaiian's proposed acquisition of First Interstate of Hawaii in 1990, the Assistant Attorney General in charge of the Antitrust Division observed that "[t]his acquisition will hurt the many small to medium-sized businesses in Hawaii. The acquisition will eliminate one of only a few banks serving those customers and will likely result in them paying higher prices for services."(10)

                  CPF and CB Bancshares both operate branches in four banking markets: Hilo, Honolulu, Kauai and West Maui.(11) In those banking markets CPF

--------

(9) See Complaint at 8-10, United States v. First Hawaiian, Inc., 1991 U.S. Dist. LEXIS 9023 (D. Haw. Dec. 28, 1990).

(10) Justice Department Files Suit to Challenge Acquisition of First Interstate of Hawaii, Inc., Business Wire, Dec. 28, 1990.

(11) The Federal Reserve Bank of San Francisco defines the Hilo banking market as the eastern portion of the island of Hawaii, including branches in the Hilo RMA and Pahoa; the Honolulu banking market as the Honolulu metropolitan area, which consists of the Island and County of Oahu; the Kauai banking market as the Island of Kauai; and the West Maui banking market as the western portion of the island of Maui, including branches in Kahului, Kihei, Lahaina, Paia, Pukalai, Wailea, and Wailuku. City Bank opened a branch in Lihue, Kauai in November 2002, and CPB operates a branch in the Kauai banking market. The most recent available deposit and commercial loan data - as of June 30, 2002 - does not include data for City Bank's Lihue branch.

and CB Bancshares are two of only three local community banks that offer C&I loans to any significant degree. Hawaii National Bank, the other local community bank that offers C&I loans to any significant degree, is relatively small. Several of the in-market banks and thrifts in the local banking markets in Hawaii - firms reflected as competitors in CPF's deposit-based competitive analysis - either do not make C&I loans to small or medium-sized businesses at all or do not make them to any significant extent.(12) Specifically, Finance Factors had only two C&I loans of $1 million or less in the entire State of Hawaii as of June 30, 2002, with total C&I loans outstanding of only $28,000.(13) Neither Territorial Savings Bank nor GECC Financial Corporation made any C&I loans in the period from June 30, 1998 to June 30, 2002,(14) and the two out-of-state banks that have branches in the relevant Hawaii banking markets - HomeStreet Bank and Bank of the Orient - are insignificant providers of C&I loans to businesses in Hawaii.(15) Not one of these banks had a share exceeding one percent of estimated or actual dollars outstanding of C&I loans made to businesses located in Hawaii in an origination amount of less than $1 million.

                  CB Bancshares and CPF, on the other hand, each have substantial numbers and dollars outstanding of C&I loans in Hawaii. As of June 30, 2002, CB Bancshares had 1,772 C&I loans of $1 million or less with

--------

(12) The Department of Justice uses loan origination amounts of $1 million or less as a proxy for small business lending, and to some extent, lending to medium-sized businesses.

(13) All C&I loan data used herein were obtained from June 30, 2002 "mid-year" reports filed by commercial banks and thrift institutions. See Schedule RC-C, Part II, Loans to Small Businesses and Small Farms (for commercial banks,) and Schedule SB - Consolidated Small Business Loans (for thrift institutions).

(14) Indeed, GECC Financial Corporation commenced winding down its operations in Hawaii in January 2001.

(15) Bank of the Orient and HomeStreet Bank are each headquartered outside the State of Hawaii, and conduct the bulk of their banking operations outside the State of Hawaii. Based on the institution-wide C&I loans of $1 million or less reported by each of Bank of the Orient and HomeStreet Bank as of June 30, 2002 on its call report, it is estimated that Bank of the Orient had 33 C&I loans as of that date, with estimated dollars outstanding of $2.96 million, and HomeStreet Bank had 5 loans with estimated dollars outstanding of $396,000. These estimates were derived by multiplying their institution-wide C&I loan numbers and dollars outstanding by the share of their deposits booked in Hawaii.

combined balances outstanding of $101.1 million, or a 14.5% share of such loans.(16) CPF had 1,274 C&I loans of $1 million or less as of that date, with total loans outstanding of a similar amount, $107.9 million in that loan size category, or a 15.4% share.

                  Concentration analyses based on available commercial loan data confirm that the proposed transaction would likely reduce competition for commercial loans made to small and medium-sized businesses. As discussed below, in the State of Hawaii and in at least two of the four relevant banking markets, commercial loan data reveal that the proposed transaction will result in increases in concentration well above the traditional Horizontal Merger Guidelines Herfindahl-Hirschman Index ("HHI") thresholds of 1000/100 and 1800/50 as well as the more relaxed 1800/200 HHI screen used by the DOJ and the Federal Reserve to screen preliminarily bank mergers for further competitive review.

                  As shown in Tables 1 through 4 below, an analysis of mid-year data as of June 30, 2002, the most recent data available, demonstrates that the HHIs for C&I loans and CRE loans substantially exceed both the Horizontal Merger Guidelines thresholds and the 1800/200 screen in the State of Hawaii and in the Hilo, Honolulu and West Maui banking markets for a number of loan sizes.(17)

--------

(16) C&I loans at institutions with offices outside of Hawaii have been adjusted to reflect the portion of their deposits derived from Hawaii in order to calculate this share estimate.

(17) The HHI analyses are based on estimates of C&I loans and CRE loans. Estimates of C&I loans and CRE loans were made by allocating C&I loans to the State of Hawaii and to each of the banking markets according to the proportion of deposits held by the reporting institution in the State of Hawaii and in each banking market.

-------------------------------------------------------------------------------------------------
                                    TABLE 1: STATE OF HAWAII
                      2002 CRE AND C&I LOAN DATA EXCEEDING 1800/200 SCREEN
------------------ ----------- ------------- ------------- ------------- ------------- ----------
                      CRE          CRE           CRE           C&I           C&I          C&I
                    $0-$100K   $100K-$250K    $250K-$1MM     $0-$100K    $100K-$250K   $250K-$1MM
------------------ ----------- ------------- ------------- ------------- ------------- ----------
Pre-Merger            2137         2363          1939          2146          1797        1902

------------------ ----------- ------------- ------------- ------------- ------------- ----------
Change                228          254           501           285           574         549

------------------ ----------- ------------- ------------- ------------- ------------- ----------
Post-Merger           2365         2616          2439          2431          2371        2450

------------------ ----------- ------------- ------------- ------------- ------------- ----------




                                       18



--------------------------------------------------------------------------------------------------------
                                           TABLE 2: HONOLULU
                         2002 CRE AND C&I LOAN DATA EXCEEDING 1800/200 SCREEN
------------------ ------------ ------------- -------------- -------------- ------------ ---------------
                       CRE          CRE            CRE            C&I           C&I           C&I
                    $0-$100K    $100K-$250K    $250K-$1MM      $0-$100K     $100K-$250K    $250K-$1MM
------------------ ------------ ------------- -------------- -------------- ------------ ---------------
   Pre-Merger         2026          2215          1869           2036          1762           1848

------------------ ------------ ------------- -------------- -------------- ------------ ---------------
     Change           287           317           604            354           680            657

------------------ ------------ ------------- -------------- -------------- ------------ ---------------
   Post-Merger        2313          2532          2473           2390          2443           2506

------------------ ------------ ------------- -------------- -------------- ------------ ---------------

-----------------------------------------------------------------------
                            TABLE 3: HILO
         2002 CRE AND C&I LOAN DATA EXCEEDING 1800/200 SCREEN
----------------- ------------------ ---------------- -----------------
                         CRE               C&I              C&I
                     $250K-$1MM        $100K-$250K       $250K-$1MM
----------------- ------------------ ---------------- -----------------
   Pre-Merger           1849              1847              1972

----------------- ------------------ ---------------- -----------------
     Change             266               311               304

----------------- ------------------ ---------------- -----------------
  Post-Merger           2115              2158              2276

----------------- ------------------ ---------------- -----------------

--------------------------------------------------------------------
                        TABLE 4: WEST MAUI
       2002 CRE AND C&I LOAN DATA EXCEEDING 1800/200 SCREEN
------------------- ----------------------- ------------------------
                             C&I                      C&I
                         $100K-$250K              $250K-$1MM
------------------- ----------------------- ------------------------
    Pre-Merger               2173                    2336

------------------- ----------------------- ------------------------
      Change                 231                     212

------------------- ----------------------- ------------------------
   Post-Merger               2404                    2547

------------------- ----------------------- ------------------------

                  HHI analyses based on 2001 Community Reinvestment Act ("CRA") small business loan origination data, the most recent such data available, produce similar results, as shown below in Tables 5 through 7.(18)

-------------------------------------------------------------------------------------------
                                 TABLE 5: STATE OF HAWAII
                  2001 SMALL BUSINESS LOAN DATA EXCEEDING 1800/200 SCREEN
------------------- ----------------- ----------------- ----------------- -----------------
                     Business Loans    Business Loans    Business Loans    Business Loans
                      $100K-$250K        $250K-$1MM        $100K-$1MM         $0-$1MM
------------------- ----------------- ----------------- ----------------- -----------------
    Pre-Merger            2171              2019              2044              1634

------------------- ----------------- ----------------- ----------------- -----------------
      Change              279               396               367               272

------------------- ----------------- ----------------- ----------------- -----------------
   Post-Merger            2450              2415              2411              1906

------------------- ----------------- ----------------- ----------------- -----------------

--------

(18) The small business loan origination data contained in annual CRA reports include C&I loans and CRE loans on a combined basis, rather than on an individual basis as reflected in the mid-year reports.

-------------------------------------------------------------------------------------------
                                 TABLE 6: HONOLULU COUNTY
                 2001 SMALL BUSINESS LOAN DATA EXCEEDING 1800/200 SCREEN
------------------- ----------------- ----------------- ----------------- -----------------
                     Business Loans    Business Loans    Business Loans    Business Loans
                      $100K-$250K        $250K-$1MM        $100K-$1MM         $0-$1MM
------------------- ----------------- ----------------- ----------------- -----------------
    Pre-Merger            2057              1950              1967              1606

------------------- ----------------- ----------------- ----------------- -----------------
      Change              361               478               454               363

------------------- ----------------- ----------------- ----------------- -----------------
   Post-Merger            2418              2429              2421              1969

------------------- ----------------- ----------------- ----------------- -----------------

----------------------------------------------------------------------------------
                             TABLE 7: HAWAII COUNTY
             2001 SMALL BUSINESS LOAN DATA EXCEEDING 1800/200 SCREEN
----------------------------------------------------- ----------------------------
                                                      Business Loans $250K-$1MM
----------------------------------------------------- ----------------------------
                     Pre-Merger                                  3443

----------------------------------------------------- ----------------------------
                       Change                                     235

----------------------------------------------------- ----------------------------
                    Post-Merger                                  3678

----------------------------------------------------- ----------------------------

                  Significantly, the HHIs calculated on the basis of the available C&I loan and CRE loan data also indicate that the proposed acquisition of CB Bancshares by CPF raises significant competitive concerns in the market for "middle market" lending. Specifically, the data show that the impact of the proposed transaction on concentration becomes more pronounced in larger small business loan size categories. For example, CRA small business loan origination data for Honolulu County show that in the $100,000 or less loan size category the proposed merger would result in an HHI increase of 175, to a post-merger HHI of 1317. However, in the $100,000 to $250,000 loan size category, the HHI will increase 361 points, to a post-merger HHI of 2418, and in the $250,000 to $1 million size category the HHI will increase 478 points, to a post-merger HHI of 2429. The Department of Justice has traditionally interpreted such a pattern as an indication of a pronounced "middle market" lending problem (e.g., for loans in the $1 million to $5 million range, for which published data are unavailable) and statements by industry participants also indicate that this is an area of competitive concern.(19) And, clearly, a loss of competition in middle market lending is not addressed by any modest branch divestitures.

--------

(19) See Prabha Natarajan and Doug Oakley, CPF Bid for Rival Surprises Industry, Pac. Bus. News, Apr. 18, 2003 (reporting statement by President of Finance Factors, a community bank in Hawaii with branches in the overlap banking markets, that the proposed transaction "really eliminate[s] the biggest competition in the same market" because CPF and CB "go after the market's midsize credit needs that the big banks don't take on").

                  In this context, it also bears emphasis that small and medium-sized businesses in Hawaii are especially vulnerable to adverse competitive effects because Hawaii's geographic remoteness has severely limited the out-of-market competitive alternatives available to these businesses, and makes entry more difficult and unlikely. An examination of CRA data reveals that out-of-market commercial lenders are less active in Hawaii's banking markets than they are virtually anywhere else in the United States. Based on available 2001 CRA data for the United States as a whole, 76.7 percent of CRA-reported 2001 originations of business loans of $1 million or less were made by in-market institutions, as compared to 85.7 percent in the State of Hawaii. Even more striking is the difference in the significance of out-of-market lenders for loans in the more relevant $100,000 to $1 million size range.(20) For all U.S. counties included in the analysis, 84.0 percent of small business lending in this loan size range was accounted for by in-market competitors. In Hawaii, 97.2 percent of small business lending in this loan size range was accounted for by in-market competitors.

                  As the loan data show, the proposed transaction presents serious competitive risks for small and mid-sized business lending in Hawaii as a whole as well as in the relevant banking markets. This alone should preclude approval of the proposed transaction. However, the loan data actually understate the likely adverse competitive impact of the proposed transaction, as explained fully below.

-----------

(20) As noted above, as one moves from the smallest of the CRA loan size categories to the largest, the data are more and more likely to reveal competitive conditions in the market for credit services supplied to medium-sized businesses. The Department of Justice has indicated a particular interest in small business originations in the $100,000 to $1 million, since this size range excludes credit card lending that is arguably a poor substitute for operating loans and lines of credit from a bank or thrift. Further, in its 1990 competitive factors report on the proposed acquisition of First Interstate of Hawaii by First Hawaiian, the Department of Justice noted that "Based on the available data concerning loans to small and medium-sized businesses in Hawaii, the average commercial loan size is in excess of $100,000." See Report of the Department of Justice on the Likely Competitive Effects of the Proposed Acquisition by First Hawaiian, Inc. of First Interstate of Hawaii, Oct. 5, 1990, at p. 9 (submitted to the Honorable Alan Greenspan, Chairman of the Board of Governors of the Federal Reserve System).

                  (2) THE PROPOSED TRANSACTION HARMS COMPETITION BY ELIMINATING CPF'S CLOSEST COMPETITOR

                  Regardless of how the market is defined, the market share and concentration data significantly understate the likely competitive effects of the proposed transaction because they do not account for the closeness of competition between CPF and CB Bancshares. Because the proposed acquisition of CB Bancshares by CPF will eliminate CPF's closest competitor in an industry characterized by highly differentiated products, in this case, differentiated by customers according to the size of the bank, the quality of service offered by the bank and, importantly, the local community bank orientation of the bank, the likelihood of adverse anticompetitive effects is greatly increased.

                  As explained in the 1992 Horizontal Merger Guidelines, in differentiated product markets, a merger of firms producing close substitutes may allow the resulting firm to increase prices (or reduce output) unilaterally without losing sales and profits to competitors to an extent sufficient to make the price increase unprofitable.(21) The critical issue in any such "unilateral effects" analysis is the extent to which consumers perceive the products of the merging firms to be particularly good substitutes for one another and whether there are other products that consumers view as adequate substitutes.(22) A unilateral effects analysis accordingly goes beyond an evaluation of the merging firms' market shares, which recent economic literature indicate are poor predictors of the potential competitive effects of a merger,(23) and focuses on the closeness of competition between the merging firms.(24)

--------

(21)     1992 Horizontal Merger Guidelines ss. 2.2.

(22) See Burton, Thomas J., Unilateral Effects Analysis in Assessing Anti-Competitive Mergers: The Judicially Approved New Approach to Challenging Mergers, 43 St. Louis U. L.J. 1481, 1491 (1999); Charles
         E. Biggio, Merger Enforcement at the Antitrust Division, Address Before the Antitrust Law Committee of the Chicago Bar Association (May 15, 1996).

(23) See e.g., Gregory J. Werden, Simulating the Effects of Differentiated Product Mergers: A Practical Alternative to Structural Merger Policy, 5 Geo. Mason L. Rev. 363, 369 (1997) (a small combined share of a broadly defined market does not indicate what really matters - whether consumers view products of the merging firms as the next-best substitutes of each other, and how close the other substitutes are in these cases); Christopher A. Vellturo, Creating An Effective
         Diversion: Evaluating Mergers With Differentiated Products, 11-SPG Antitrust 16, 16 (1997) ("market shares may provide a misleading standard by which to evaluate the competitive significance of differentiated product and the price-constraining influence the products have on one another").

(24) See, e.g., Gregory J. Werden, Simulating Unilateral Competitive Effects From Differentiated Products Mergers, 11-SPG Antitrust 27, 27
         (1997) ("A proper competitive analysis of a differentiated products merger requires a careful consideration of the competition between the merging firms"); Carl Shapiro, Mergers With Differentiated Products, 10-SPG Antitrust 23, 28 (1996) (market share numbers must be interpreted in conjunction with evidence of the proximity of the merging brands; if the merging brands are close together, any given level of market concentration is more troubling); see also Timothy J. Muris, The Government and Merger Efficiencies: Still Hostile After All These Years, 7 Geo. Mason L. Rev. 729, 740 (1999).

                  It is indisputable that the products and services of CPF and CB Bancshares are close substitutes for each other. As CPF has repeatedly acknowledged in its public statements, both banks share the same unique market focus, targeting consumers and small and mid-sized businesses by offering highly personalized service(25) and placing a special emphasis on serving the Japanese-American community in Hawaii.(26) Mr. Arnoldus claims that CPF and CB Bancshares "share common roots, common values and a common market [and] no two banks are more intently focused on serving Hawaii's consumers and businesses in a uniquely independent and local way."(27) More importantly, Mr. Arnoldus concedes that customers do not view the products of other banks as acceptable substitutes for the products of CPF and CB Bancshares, stating that:

         [CPF's and CB Bancshares'] customer base wouldn't have another alternative to go to unless they want to change significantly their preferences in what kind of bank they are working with. We think

----------

(25) See CPF Open Letter to Shareholders, Customers and the People of Hawaii, May 9, 2003, available at www.cpbi.com ("[b]oth banks were founded for the same purpose and continue to serve the same market"); CPF Presentation entitled "CPF Inc. Merger with CB Bancshares, Inc., Creating a Stronger, Focused Hawaii Bank," (Apr. 17, 2003), at Slide 8 (hereinafter, "CPF Slide Presentation"); Transcript of Analyst Conference Call Held by CPF, April 17, 2003, at pp. 10, 22 (Arnoldus states that CPF and CB "offer a very unique brand of banking. We focus on personalized service. We focus very heavily on the small and medium-sized sector") (hereinafter "Transcript of Analyst Conference Call, April 17, 2003"), available at http://www.sec.gov/Archives/edgar/data/701347/000104746903013897/
              a2108900z425.htm.

(26) See generally CPF Slide Presentation, at Slides 8, 18 (banks share "similar roots and culture;" both banks were founded post-WWII to serve Japanese-American community in Hawaii); Transcript of Analyst Conference Call, April 17, 2003, at p. 11 (noting that both banks were founded in the 1950s to serve the Japanese-American community in Hawaii).

(27) CPF Inc. Press Release, CPF Inc. Offers $70 per Share in Merger Proposal with CB Bancshares, April 16, 2003.

         one of the really compelling issues with this transaction is that we're going to lose very little business.(28)

                  Mr. Arnoldus also explains that customers have chosen to bank with CPF or CB Bancshares because "they like that brand of service or they've left the big banks because they don't like the dynamics that are going on there."(29) The competitive similarity between CPF and CB Bancshares that Mr. Arnoldus has so publicly acknowledged - and CPF's proposed elimination of that competition through merger - magnifies the significance of the serious competitive loss that the loan statistics depict.

                  As the facts clearly demonstrate, the proposed transaction will not promote, and in fact is inconsistent with, the "convenience, needs and advantage" of the communities in which CPF and CB Bancshares operate, and competition throughout the state and in the relevant banking markets will be impacted severely and adversely. For the foregoing reasons, the proposed transaction should be rejected.

6. CPF HAS NOT DEMONSTRATED THAT THE PROPOSED TRANSACTION WILL PROMOTE THE CONVENIENCE, NEEDS AND ADVANTAGE OF THE GENERAL PUBLIC OR THE COMMUNITIES TO BE SERVED

                  CPF has failed to provide a coherent analysis of the benefits of the proposed transaction to the communities served by CPF and CB Bancshares, relying instead on platitudes, rhetorical and general, unsubstantiated claims of "greater convenience for customers" and "immediate and long-term earnings for all CPF Shareholders including the former CB Bancshares, from the increased lending capacity, operational efficiencies, and broader responsiveness to local community needs that will result from combining the two institutions' banking operations."(30) The facts demonstrate that CPF's proposal is completely inconsistent with the convenience, needs, and advantage of the communities in which CPF and CB Bancshares conduct

-----------

(28)   Transcript of Analyst Conference Call, April 17, 2003, at pp.  22-23.

(29)   Id. at p. 22.

(30)   Application, p. 6.

business and Hawaii generally and the standard set forth in HRS Section 412:3-612(e) and should be denied.

         (A) THE PROPOSED TRANSACTION WILL UNDERMINE THE CONVENIENCE AND NEEDS OF HAWAIIAN COMMUNITIES IN WHICH CB BANCSHARES OPERATES

                  HRS Section 412:3-612(e)(2) provides that the Commissioner may disapprove a proposed acquisition "if it appears that . . . the acquisition will not promote the convenience, needs, and advantage of the general public, particularly in the community in which the affected institution conducts its business."

                  CPF's stated post-merger plans are completely contrary to this standard. Specifically, CPF has stated that it expects to close ten CB Bancshares branches, or nearly 50% of CB Bancshares' existing branch network. According to Clint Arnoldus, the Chairman, President and CEO of CPF, "[o]ne of the real compelling components of this transaction is the fact that there are so many opportunities to consolidate. There are 10 branches that we [can] consolidate into the system. From 45 we'd end up with 35 branches at the end of the day."(31) Such statements demonstrate that anticipated consolidation will undermine, not serve, the convenience, needs and advantage of the residents and businesses of Hawaii. It will reduce the number of branches available to the consumers and small and medium-sized businesses that bank at CB Bancshares today and, if other bank "in market" consolidations are any guide, will cause a substantial number of CB Bancshares employees to lose their jobs.

                  In addition, it is highly likely that CPF will eliminate some of the popular and pro-customer services that CB Bancshares now offers. One example is free checking with no minimum balance for retail customers and small businesses. CB Bancshares is the only bank in the State of Hawaii that offers free checking with no minimum balance to small businesses. CB Bancshares also has been a leader for more than 30 years in offering non-conforming residential mortgages. CPF does not offer these services and,

-----------

(31)    Transcript of Analyst Conference Call, April 17, 2003, at p. 21.

should the proposed transaction be consummated, there is every reason to believe that these services would be lost.

                  Hawaii already is the most underbanked state in the country, and CPF's proposed acquisition of CB Bancshares will only exacerbate this chronic condition. Significantly, although CPF's Application provides data relating to population per depository institution office and deposits per depository institution office in Hawaii, as well as the comparable ratios for the United States and for California,(32) the Application omits any reference to the most relevant data point: the number of competitive alternatives per person. When measured on the basis of competitive alternatives, Hawaii ranked last out of the 50 states and the District of Columbia in 2002, with only ..0091 competitive alternatives per 1,000 residents, well below the average of ..0448 for the 50 states and the District of Columbia. Indeed, the County of Honolulu, the primary banking market for both CB Bancshares and CPF, ranks second from last out of all 3,115 US counties that have at least one office of an insured depository institution,(33) and the county would rank dead last if the proposed merger were to be consummated.

---------------------------------------------------
TABLE 8:  UNDERBANKING IN HAWAII
------------------- -------------------------------
                      Depository Institution per
                            1000 residents
------------------- -------------------------------
      Hawaii                    .0091
------------------- -------------------------------
 50 State + D.C.                .0448
     average
------------------- -------------------------------
 Honolulu County                .0136
------------------- -------------------------------
 Average of 3,115               .2811
  U.S. counties
    with banks
------------------- -------------------------------

-----------

(32)     Form Y-3 Requested Information, at p. 9.

(33) Hawaii County had .0126 competitive alternatives per 1,000 residents - compared to an average of .2811 for the 3,115 U.S. counties.

-------------------------------------------------------
TABLE 9:  BRANCH OVERLAPS OF CB BANCSHARES AND CPF(34)

------------------- ----------------- -----------------
     Location          City Bank        CPF branches
                        branches
------------------- ----------------- -----------------
     Honolulu              17                20
  Banking Market
------------------- ----------------- -----------------
   Hilo Banking            1                 1
      Market
------------------- ----------------- -----------------
   Kaui Banking            1                 1
  Market County
------------------- ----------------- -----------------
West Maui Banking          2                 2
      Market
------------------- ----------------- -----------------


                  In its response to the Application question regarding how the merger will meet the convenience and needs of the communities served, CPF asserts "there are cost savings that would ensue from combining the bank office operations of two institutions into one. Such savings are likely to benefit the communities served by means of lower fees and more streamlined operations."(35) As discussed above, these expected cost savings - which CPF characterizes as certain to occur -- will come at a dear price to consumers, in the form of fewer banking options. In contrast to the certainty with which it asserts savings will occur, CPF merely conjectures that its projected cost savings "are likely" to result in some consumer benefits - without providing

-----------

(34) The number of branches indicated is as of June 30, 2002, except for a new branch opened by City Bank in Lihue, Kauai in November 2002, and a new branch opened by CPF in Kihei, Maui in December 2002. CPF also operates a branch in the Kailua-Kona banking market, in which City Bank does not operate any branches.

(35) Central Pacific Financial Corp. Form FR Y-3 Application and Form FR Y-4 Notice for Prior Approval to acquire Control of CB Bancshares, Inc., and its Subsidiaries Form Y-3 Requested Information (hereinafter referred to as "Form Y-3 Requested Information"), at p. 15.

any meaningful detail. The statute requires that CPF provide a coherent analysis of the benefits of the proposed transaction to the communities served.

                  In sum, CPF has failed to establish that its proposed acquisition would promote the convenience, needs and advantage of the general public or the residents or businesses located in the banking markets in which CPF and CB Bancshares operate. Indeed, the indisputable facts show just the opposite: reduced branch availability and services will greatly inconvenience and disadvantage Hawaii businesses and consumers alike, and the communities' needs will be unmet by the merged institution. The proposed transaction should be rejected for these reasons alone.

         (B) CPF'S CLAIMED "SYNERGIES" ARE NOTHING MORE THAN BRANCH CLOSINGS AND LAY-OFFS

                  CPF refers to certain "synergies between [CPF's] customer and community focus and that of the management of CB Bancshares"(36) The only "synergies" CB Bancshares has been able to identify are in laying off sizeable numbers of the banks' employees. CB Bancshares estimates that cost savings on the scale projected by CPF are only possible with an approximate 10% reduction in the banks' combined workforce. CPF challenges this assertion but has not come forward with an alternate model, which CB Bancshares maintains will have a market-wide impact twice the size.(37)

                  Based on CPF's aggressive cost savings assumptions, the number of branch closings and consolidations would need to be significant. As a logical consequence of the numerous branch closings apparently assumed by CPF's cost savings model, there will be significant customer disruption because both CB Bancshares and CPF have built their businesses on their strong capacity to offer consistent, personalized service. CB Bancshares believes that customer and other long-standing relationships will be seriously damaged. These effects can hardly be termed "public benefits."

------------

(36)    Application, p. 11.

(37)    City Bank Press Release dated May 5, 2003.

                  For these reasons, too, CPF should be required to provide precise information regarding its anticipated branch closings. No information is currently given on which branches may be closed as a result of the hostile acquisition or the parts of the communities of Hawaii such branches serve. Moreover, CPF should include any potential negative revenue effect relating to such branch closings in its revenue analyses and projections. In sum, CPF's alleged public benefits must be substantiated.

         (C) CPF'S POOR RECORD OF LENDING WITHIN HAWAII -- EVIDENCED BY CENTRAL PACIFIC'S EXTRAORDINARILY LOW COMMUNITY REINVESTMENT ACT ("CRA") LENDING RATING -- PROVIDES ADDITIONAL PROOF THAT THE APPLICATION FAILS THE "CONVENIENCE AND NEEDS" STANDARD.

                  Of all the tests used to measure a bank's performance in meeting community needs under the CRA, banking regulators attribute the most weight to the Lending Test, which measures a bank's performance in lending to small businesses and low-and moderate-income individuals and geographies within its community. In the most recent CRA evaluation for CPF, the bank's primary federal regulator described this lending measure as the "crux of the CRA."(38)

                  Under this most crucial test of a bank's community development performance, Central Pacific Bank received the lowest rating possible short of failure - a "low satisfactory." In contrast, CB Bancshares' depository subsidiary City Bank received a significantly higher rating in this most critical of tests - a "high satisfactory."

                  This application, therefore, presents the unique circumstance of an institution with a near-failing community lending record attempting to acquire an institution with a vastly superior community lending record. In such a circumstance, the Commission must, at a minimum, view with skepticism any unsupported claims by CPF that the acquisition will meet the convenience and needs of the community and benefit consumers.

                  Moreover, Central Pacific Bank's overall CRA lending rating
- "low satisfactory" - is an outlier in the banking industry. No other

--------

(38) See, CRA Performance Evaluation for Central Pacific Bank, August 23, 2002, p. 11.

commercial bank in Hawaii has a low satisfactory CRA lending rating. Indeed, nearly a third of these banks have "outstanding" ratings.

                  Accordingly, if the Commission is prepared to approve CPF's application it will be establishing a crucial precedent. As a practical matter, the very worst bank could be treated no less favorably than the very best.

                  An analysis of CPF 's CRA lending record, as detailed in its recent August 2002 CRA Performance evaluation and in its 2001 HMDA data, reveals that the crux of its deficiency is very poor home mortgage lending:

         o In 2001, Central Pacific Bank originated only 33 home mortgage loans to low-and moderate income ("LMI") individuals, and such loans constituted only 15% of all loans made during the period.

         o In comparison, City Bank made 200 home mortgage loans, or 20% of all its mortgage loans, to LMI individuals.

                  This failure of CPF should carry more weight in assessing a bank's ability to meet the convenience and needs of communities, because the original and continuing focus of this standard has been on revitalization of LMI communities through enhanced housing stock and home ownership.

         In view of CPF's very weak home mortgage lending performance, one would expect better lending performance in other areas, such as small business lending, but that is not the case. In small business lending, Central Pacific Bank's performance was starkly inferior to City Bank:

     o In 2001, Central Pacific originated only 87 small business loans, or 20% of its small business loans, in LMI census tracts.

     o In comparison, City Bank originated 358 small business loans, or 33% of all of its small business loans in LMI communities within Hawaii.

                  This poor lending record may reflect a lack of internal commitment to CRA on the part of CPF, as well as a weak CRA management structure. Which begs the basic question: Should a bank with a "worst in class" CRA lending record be allowed to acquire an institution with a superior CRA lending record?


7. CPF HAS NOT SUBMITTED INFORMATION UPON WHICH THE COMMISSIONER COULD DETERMINE THAT THE PROPOSED TRANSACTION IS FAIR AND REASONABLE TO CB BANCSHARES' DEPOSITORS, BENEFICIARIES, CREDITORS OR SHAREHOLDERS

                  CPF has neither addressed nor otherwise established the fairness of the proposed transaction to shareholders of CB Bancshares, as provided for under Hawaii law. Without more, the Application as it stands provides the basis for a denial under the statute.

                  Furthermore, the Exchange Offer depends upon consideration that is cash and/or shares of CPF. CPF has not established that it can finance the payment of such cash, and the shares of CPF have significant potential downside given the trading range of the stock and the lack of evidence of CPF's capacity to execute successful the transaction and integrate the banks, particularly under hostile conditions.

                  The uncertain future of the combined banks presents a going concern risk to CB Bancshares' depositors, beneficiaries, communities and creditors. As discussed above with respect to competitive pricing and community convenience and services, there are real issues of fairness and reasonableness raised when a currently well-served community is forced to endure integration disruption, relationship disruption, loss of branches and services, the risk of loss of services and probable higher pricing for services.


8.       CONCLUSION

                  Based upon the needs of the community, the hostile, anti-competitive nature of the proposed transaction, and the effect that the uncertainties regarding the proposed transaction would have on each institution, and on the resulting institution if the proposed transaction were approved, the Acting Commissioner should deny the Application.

                  If she does not deny the Application on its merits, the Acting Commissioner should determine that she cannot properly evaluate CPF's proposal pursuant to the factors set forth in HRS Sections 412:3-612(e) without material supplementation by CPF, which would enable meaningful comment by all interested parties based on review of the supplemental submission and the information currently concealed as confidential. Accordingly, based on the deficiency in CPF's Application and CPF's failure to provide the details necessary to make a thorough evaluation of the Application, we respectfully request the Acting Commissioner deny CPF's request for approval pursuant to HRS Sections 412:3-612(e)(1)-(5). In the alternative, we respectfully request that prior to processing the Application, the Acting Commissioner require CPF to withdraw the Application or to supplement and clarify its submission. If CPF refuses or fails to provide such requested information, CPF's application should be denied pursuant to HRS Section 412:3-612(e)(6).


                                            # # #

This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are CB Bancshares current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

The directors and certain executive officers of CB Bancshares may be deemed to be participants in the solicitation of proxies from the shareholders of CB Bancshares in connection with CB Bancshares' special meeting of shareholders (the "Special Meeting") under the Hawaii Control Share Acquisitions Statute. Information concerning such participants is contained in CB Bancshares' definitive proxy statement on Schedule 14A relating to CB Bancshares' 2003 Annual Meeting filed with the Securities and Exchange Commission (the "SEC") on March 12, 2003.

CB Bancshares filed a preliminary proxy statement on Schedule 14A with the SEC on May 5, 2003 with respect to its solicitation of proxies for use at the Special Meeting and, subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 and CB Bancshares' proxy statement for the Special Meeting when such documents become available because they will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the
Schedule 14D-9 (when available), CB Bancshares' proxy statement and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 808-546-8413.

                                     # # #